Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Palomino Laboratories Inc. (formerly Unite Acquisition 3 Corp.), of our report dated August 08, 2025, (which includes an explanatory paragraph relating to Palomino Laboratories, Inc.’s ability to continue as a going concern), on our audit of the financial statements of Palomino Laboratories, Inc.’s (prior to merger, “Private Palomino”) financial statements as of December 31, 2024 and December 31, 2023, and for the year ended December 31, 2024, and for the period February 09, 2023 (inception) to December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KNAV CPA LLP

KNAV CPA LLP

Atlanta, Georgia

January 22, 2026

PCAOB ID - 2983